Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FOURTH FISCAL QUARTER AND FULL FISCAL YEAR FINANCIAL RESULTS

—  Quarterly Net Sales Increased 91.7% Over Prior Year —

—  Sixth Consecutive Quarter of Positive Comparable-Store Sales Growth —

—  Opened and Acquired 118 New Stores in Fourth Fiscal Quarter  —

—  Provides Guidance for Fiscal Year 2015  —

HOUSTON, March 19, 2015 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the fourth fiscal quarter (14 weeks) and full fiscal year (53 weeks) ended February 3, 2015.  Net sales for the fourth fiscal quarter increased 91.7% over the prior year to $598.3 million, reflecting comparable-store sales growth of 1.9% and incremental sales from new and acquired stores. Comparable-store sales growth excludes the benefit of the fifty-third week.  The Company reported fourth fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.19, and EPS on a non-GAAP adjusted basis, excluding acquisition-related costs, secondary offering costs, ERP system implementation costs and fixed asset impairment costs (“Adjusted”), of $0.41.

Reported sales results and expected GAAP and Adjusted EPS are preliminary and remain subject to audit and adjustment until the filing of the Company’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.  The Company expects to report its finalized fourth fiscal quarter and full fiscal year results in late March.

Expected diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Fourth Fiscal Quarter and Full Fiscal Year Reconciliation of GAAP to Adjusted EPS and Adjusted Cash EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	January 28, 2014	February 3, 2015	January 28, 2014	February 3, 2015
GAAP EPS	$0.25	$0.19	$1.55	$1.27
Adjustments
Acquisition-related costs (1)	0.02	0.16	0.03	0.52
Secondary offering costs (2)	—	0.02	—	0.02
ERP system implementation costs (3)	0.02	0.04	0.07	0.13
Other expenses (4)(5)	0.01	0.01	0.01	0.08
Adjusted EPS*	$0.30	$0.41	$1.66	$2.03
Non-Cash Adjustments
Depreciation and amortization expense	0.17	0.26	0.60	0.82
Stock-based compensation expense	0.03	0.05	0.09	0.14
Adjusted Cash EPS*	$0.50	$0.73	$2.35	$2.99

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“Fiscal 2014 was a monumental year for our company as we drove net sales for the full year by approximately 48%, representing year over year comparable-store sales growth of 6.1%, while adding 869 net new stores through nine

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

acquisitions and 232 organic store openings,” stated Steve Stagner, Mattress Firm’s chief executive officer. “The momentum we’ve generated this year highlights the effectiveness of our growth plan and reaffirms our relative market share strategy.”

Mr. Stagner added, “We are very pleased to report our sixth consecutive quarter of positive comparable-store sales growth, achieved through deliberate operational initiatives we implemented at the beginning of the year that delivered, as expected, a balanced positive result in units, up 2.8%, and average unit price, up 3.3%, while we simultaneously commenced the integration of multiple acquisitions.  We are enthusiastic about the overall impact these acquisitions have had collectively on our business to date, particularly the positive sales results and energy contributed by the legacy Sleep Train business in these early months.”

“We are focused on consolidating our operations in 2015 around our three primary brick and mortar brands, Mattress Firm, Sleep Train and Mattress Pro, allowing us to concentrate on enhancing profitability across the enterprise consistent with our proven relative market share model,” Mr. Stagner continued.  “We look forward to enhancing our position in 2015 as the nation’s largest mattress specialty retailer.”

Preliminary Fourth Quarter Financial Summary

•                  Net sales for the fourth fiscal quarter increased 91.7% as compared with the comparable prior year period to $598.3 million, reflecting comparable-store sales growth of 1.9% and incremental sales from new and acquired stores.

•                  Opened 69 new stores, closed 10, and acquired 49 bringing the total number of Company-operated stores to 2,094 as of the end of the fiscal year.

•                  Income from operations was $23.7 million. Excluding $13.0 million of acquisition-related costs, secondary offering costs, ERP system implementation costs and fixed asset impairment costs, Adjusted income from operations was $36.7 million, as compared with $19.6 million for the comparable prior year period.  Adjusted operating income margin was 6.1% of net sales as compared to 6.3% in fiscal 2013, and included 40 basis-points of gross margin improvement, 90 basis-points of expense deleverage from general and administrative expense relating primarily to an increase in costs associated with the Company’s group health life insurance plan as well as to investments in infrastructure to support current and future growth, 50 basis-points of improvement in sales and marketing expense leverage and 20 basis-points of combined operating margin declines in other areas. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $6.6 million and GAAP EPS was $0.19.  Excluding $8.0 million, net of income taxes, of acquisition-related costs, secondary offering costs, ERP system implementation costs and fixed asset impairment costs, Adjusted net income was $14.6 million and Adjusted EPS was $0.41. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Preliminary Full Fiscal Year Financial Summary (53 weeks ended February 3, 2015)

•                  Net sales increased $589.2 million, or 48.4%, to $1,806.0 million, for fiscal 2014 from $1,216.8 million in the prior year period as a result of incremental sales from new and acquired stores and comparable-store sales growth of 6.1%.

•                  Company-operated stores increased by 869, or 70.9%, to 2,094 at year end, as a result of acquisitions that added 668 stores, opening 232 new stores, while closing 31 stores.

•                  Income from operations was $97.7 million. Excluding $40.8 million of acquisition-related costs, secondary offering costs, ERP system implementation costs, fixed asset impairment and severance costs, Adjusted income from operations was $138.5 million, as compared with $103.1 million for the prior year period. Adjusted operating income margin was 7.7% of net sales as compared to 8.5% in fiscal 2013, and included 70 basis-points of expense deleverage from general and administrative expense relating primarily to an increase in costs associated with the Company’s group health life insurance plan as well as to investments in infrastructure to support current and future growth, 10 basis-points of improvement in sales and marketing expense leverage and 20 basis-points of combined operating margin declines in other areas. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $44.3 million for fiscal 2014 and GAAP EPS was $1.27.  Excluding $26.3 million, net of income taxes, of acquisition-related costs, secondary offering costs, ERP system implementation costs, loss on debt extinguishment and impairment and severance charges, adjusted net income was $70.6 million for the full fiscal year and Adjusted EPS was $2.03.  See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below for a reconciliation of net income as reported to adjusted net income.

Acquisitions Completed During the Fourth Fiscal Quarter

On January 6, 2015 the Company acquired substantially all of the mattress specialty retail assets and operations of Sleep America LLC, which operated Sleep America retail stores in Arizona, related to the operation of 45 mattress specialty retail stores, for a total purchase price of approximately $12.4 million, giving effect to certain preliminary adjustments, and is subject to further customary adjustments.

On January 13, 2015 the Company acquired substantially all of the mattress specialty retail assets and operations of Mattress World, Inc., which operated Mattress World retail stores in Pennsylvania, related to the operation of four mattress specialty retail stores, for a total purchase price of approximately $2.2 million, giving effect to certain preliminary adjustments, and is subject to further customary adjustments.

Balance Sheet

The Company had cash and cash equivalents of $13.5 million at the end of fiscal 2014.  Net cash provided by operating activities was $104.7 million for fiscal 2014. As of February 3, 2015, there were $50.0 million of borrowings outstanding under the revolving portion of the 2014 Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $4.6 million in outstanding letters of credit, with additional borrowing capacity of $41.1 million.

Financial Guidance

The Company is also providing financial guidance for the full fiscal year (52 weeks) ending February 2, 2016 (“fiscal 2015”).  These projections are forecasts and are intended solely to give investors an understanding of management’s expectations for the full fiscal year in light of the recent consumer environment and sales trends.  The projections do not take into account, or give effect for, acquisitions that may be completed by the Company during the fiscal year or any other events that are beyond the Company’s reasonable control.  As used in the guidance table below, “Adjusted Cash EPS” is defined as adjusted net income as presented in the “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data”, plus tax effected stock compensation expense and depreciation and amortization, divided by the number of diluted shares.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of GAAP EPS to Adjusted Cash EPS and other information which is not calculated on a GAAP basis.  Comparable-store sales growth for fiscal year 2014 excludes incremental sales related to the 53rd week of operations.  Adjusted data for future periods reflects management’s reasonable estimates of appropriate adjustments based on historical experience.

	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended
	February 3, 2015	February 2, 2016	% Growth
New Store Growth (Net)	201	200 - 220	—
Acquired Store Growth	668	—	—
Net Sales (in millions)	$1,806	$2,465 - $2,515	38%
Comparable-Store Sales Growth	6.1%	Low Single Digit	—
Adjusted EBITDA (in millions)	$190	$268 - $280	44%
GAAP EPS	$1.27	$2.40 - $2.60	97%
Adjustments	$0.76	$0.10	—
Adjusted EPS	$2.03	$2.50 - $2.70	28%
Adjusted Cash EPS	$2.99	$3.80 - $4.00	30%

Diluted Share Count (in millions)	34.8	35.7	—
Adjusted Tax Rate	39.5%	39.8%	—
D&A (in millions)	$47	$68	45%
Interest Expense (in millions)	$22	$42	92%
Stock-based Compensation Expense (in millions)	$8	$10	23%
Net Capital Expenditures (in millions)	$72	$95	32%
Ending Net Debt (in millions)	$757	$700	-7%

Call Information

A conference call to discuss fourth fiscal quarter and full fiscal year results is scheduled for today, March 19, 2015, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, Chief Executive Officer and Alex Weiss, Chief Financial Officer.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 19, 2015 through midnight Eastern Time on April 2, 2015.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13602440. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the fourteen and fifty-three weeks ended February 3, 2015 as compared to the corresponding prior year period were as follows (in millions):

	Progression in Net Sales
	Fourteen Weeks	Fifty-Three Weeks
	Ended	Ended
	February 3, 2015	February 3, 2015
Net sales for prior year period	$312.1	$1,216.8
Increase (Decrease) in Net Sales
Comparable-store sales	5.9	73.4
New stores	70.1	193.8
Acquired stores	166.2	292.3
Closed stores	(3.4)	(17.7)
Effect of 53 week year	47.4	47.4
Increase in net sales, net	286.2	589.2
Net sales for current year period	$598.3	$1,806.0
% increase	91.7%	48.4%

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	January 28,	% of	February 3,	% of	January 28,	% of	February 3,	% of
	2014	Total	2015	Total	2014	Total	2015	Total
Conventional mattresses	$147.2	47.2%	$285.2	47.7%	$569.0	46.8%	$852.8	47.2%
Specialty mattresses	136.7	43.8%	255.4	42.7%	540.2	44.4%	781.1	43.3%
Furniture and accessories	22.6	7.2%	50.0	8.4%	85.2	7.0%	141.4	7.8%
Total product sales	306.5	98.2%	590.6	98.7%	1,194.4	98.2%	1,775.3	98.3%
Delivery service revenues	5.6	1.8%	7.7	1.3%	22.4	1.8%	30.7	1.7%
Total net sales	$312.1	100.0%	$598.3	100.0%	$1,216.8	100.0%	$1,806.0	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Fourteen Weeks	Fifty-Three Weeks
	Ended	Ended
	February 3, 2015	February 3, 2015
Store units, beginning of period	1,986	1,225
New stores	69	232
Acquired stores	49	668
Closed stores	(10)	(31)
Store units, end of period	2,094	2,094

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2015 and any anticipated effects of any recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our primary stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2014 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the 2014 Senior Credit Facility, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses and new stores in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	January 28,	February 3,	January 28,	February 3,
	2014	2015	2014	2015
Net income	$8,656	$6,620	$52,924	$44,251
Income tax expense	5,402	5,473	33,158	29,235
Interest expense, net	2,679	9,750	10,864	20,102
Depreciation and amortization	8,370	13,438	29,498	41,740
Intangible assets and other amortization	676	3,080	2,489	5,608
EBITDA	25,783	38,361	128,933	140,936
Loss on store closings and impairment of store assets	760	774	1,499	1,813
Loss from debt extinguishment	—	—	—	2,288
Stock-based compensation	1,643	3,149	4,846	8,122
Secondary offering costs	—	563	—	563
Vendor new store funds (a)	(404)	(374)	808	(1,208)
Acquisition-related costs (b)	1,177	9,354	1,635	30,113
Other (c)	373	2,668	2,258	7,550
Adjusted EBITDA	$29,332	$54,495	$139,979	$190,177

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $2.5 million and $0.5 million of ERP system implementation costs incurred during the fourteen weeks ended February 3, 2015 and the thirteen weeks ended January 28, 2014, respectively, and $7.3 million and $2.4 million of such costs incurred during the fifty-three weeks ended February 3, 2015 and the fifty-two weeks ended January 28, 2014, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release, including Adjusted Cash EPS, are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

	January 28,	February 3,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$22,878	$13,475
Accounts receivable, net	20,812	51,193
Inventories	81,507	163,518
Deferred income tax asset	4,729	8,882
Prepaid expenses and other current assets	16,348	43,019
Total current assets	146,274	280,087
Property and equipment, net	174,770	267,602
Intangible assets, net	84,391	215,953
Goodwill	366,647	821,349
Debt issue costs and other, net	12,549	24,033
Total assets	$784,631	$1,609,024

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$3,621	$9,947
Accounts payable	72,165	149,612
Accrued liabilities	42,435	98,250
Customer deposits	9,318	19,398
Total current liabilities	127,539	277,207
Long-term debt, net of current maturities	217,587	760,091
Deferred income tax liability	37,921	41,455
Other noncurrent liabilities	73,092	94,788
Total liabilities	456,139	1,173,541

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 34,002,981 and 33,990,381 shares issued and outstanding at January 28, 2014; and 35,134,497 and 35,101,632 shares issued and outstanding at February 3, 2015, respectively	340	351
Additional paid-in capital	373,153	435,882
Accumulated deficit	(45,001)	(750)
Total stockholders’ equity	328,492	435,483
Total liabilities and stockholders’ equity	$784,631	$1,609,024

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	January 28,	% of	February 3,	% of	January 28,	% of	February 3,	% of
	2014	Sales	2015	Sales	2014	Sales	2015	Sales
Net sales	$312,081	100.0%	$598,298	100.0%	$1,216,812	100.0%	$1,806,029	100.0%
Cost of sales	197,609	63.3%	376,144	62.9%	751,487	61.8%	1,116,666	61.8%
Gross profit from retail operations	114,472	36.7%	222,154	37.1%	465,325	38.2%	689,363	38.2%
Franchise fees and royalty income	1,275	0.4%	1,068	0.2%	5,617	0.5%	4,584	0.2%
Total gross profit	115,747	37.1%	223,222	37.3%	470,942	38.7%	693,947	38.4%
Operating expenses:
Sales and marketing expenses	75,429	24.2%	142,105	23.7%	289,533	23.8%	427,401	23.7%
General and administrative expenses	22,821	7.3%	56,678	9.5%	82,964	6.8%	167,035	9.2%
Loss on store closings and impairment of store assets	760	0.2%	774	0.1%	1,499	0.1%	1,813	0.1%
Total operating expenses	99,010	31.7%	199,557	33.3%	373,996	30.7%	596,249	33.0%
Income from operations	16,737	5.4%	23,665	4.0%	96,946	8.0%	97,698	5.4%
Other expense:
Interest expense, net	2,679	0.9%	11,572	2.0%	10,864	0.9%	21,924	1.2%
Loss from debt extinguishment	—	0.0%	—	0.0%	—	0.0%	2,288	0.1%
Total other expenses	2,679	0.9%	11,572	2.0%	10,864	0.9%	24,212	1.3%
Income before income taxes	14,058	4.5%	12,093	2.0%	86,082	7.1%	73,486	4.1%
Income tax expense	5,402	1.7%	5,473	0.9%	33,158	2.7%	29,235	1.6%
Net income	$8,656	2.8%	$6,620	1.1%	$52,924	4.3%	$44,251	2.5%

Basic net income per common share	$0.26		$0.19		$1.56		$1.29
Diluted net income per common share	$0.25		$0.19		$1.55		$1.27

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,937,747		35,057,160		33,870,461		34,389,282
Effect of dilutive securities:
Stock options	249,115		369,804		226,508		355,874
Restricted shares	28,458		59,674		34,487		65,920
Diluted weighted average shares outstanding	34,215,320		35,486,637		34,131,456		34,811,076

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	January 28,	February 3,
	2014	2015
Cash flows from operating activities:
Net income	$52,924	$44,251
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	29,498	41,740
Loan fee and other amortization	2,207	5,608
Loss from debt extinguishment	—	2,288
Deferred income tax expense	12,349	5,269
Stock-based compensation	4,846	8,400
Loss on store closings and impairment of store assets	1,499	1,813
Construction allowances from landlords	5,464	7,561
Excess tax benefits associated with stock-based awards	(692)	(2,932)
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	6,168	(18,403)
Inventories	(15,964)	(18,258)
Prepaid expenses and other current assets	2,901	(18,943)
Other assets	(3,049)	(4,367)
Accounts payable	3,183	27,480
Accrued liabilities	(709)	24,231
Customer deposits	840	(558)
Other noncurrent liabilities	1,976	(466)
Net cash provided by operating activities	103,441	104,714
Cash flows from investing activities:
Purchases of property and equipment	(55,546)	(79,798)
Business acquisitions, net of cash acquired	(8,833)	(566,522)
Net cash used in investing activities	(64,379)	(646,320)
Cash flows from financing activities:
Proceeds from issuance of debt	72,000	1,014,800
Principal payments of debt	(105,966)	(479,087)
Debt issuance costs	—	(10,188)
Proceeds from exercise of common stock options	3,027	4,877
Excess tax benefits associated with stock-based awards	692	2,932
Purchase of vested stock-based awards	(493)	(1,131)
Net cash (used in) provided by financing activities	(30,740)	532,203
Net increase (decrease) in cash and cash equivalents	8,322	(9,403)
Cash and cash equivalents, beginning of period	14,556	22,878
Cash and cash equivalents, end of period	$22,878	$13,475
Cash paid for:
Interest	$11,255	$22,006
Income taxes	$28,612	$16,011
Supplemental disclosure of noncash investing activity:
Capital expenditures included in accounts payable and accruals at end of period	$6,276	$15,859

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended					Fourteen Weeks Ended
	January 28, 2014					February 3, 2015
	Income	Income		Diluted		Income	Income		Diluted
	From	Before In-	Net	Weighted	Diluted	From	Before In-	Net	Weighted	Diluted
	Operations	come Taxes	Income	Shares	EPS*	Operations	come Taxes	Income	Shares	EPS*
As Reported	$16,737	$14,058	$8,656	34,215,320	$0.25	$23,665	$12,092	$6,620	35,486,637	$0.19
% of sales	5.4%	4.5%	2.8%			4.0%	2.0%	1.1%
Adjustments
Acquisition-related costs (1)	1,286	1,286	789	—	0.02	9,354	9,354	5,569	—	0.16
Secondary offering costs (2)	—	—	—	—	—	563	563	563	—	0.02
ERP system implementation costs (3)	1,135	1,135	696	—	0.02	2,665	2,665	1,591	—	0.04
Impairment charges(4)	426	426	261	—	0.01	455	455	274		0.01
Other expenses (5)	—	—	—	—	—	38	38	5	—	0.00
Total adjustments	2,847	2,847	1,746	—	0.05	13,075	13,075	8,001	—	0.23
As Adjusted	$19,584	$16,905	$10,402	34,215,320	$0.30	$36,740	$25,167	$14,621	35,486,637	$0.41
% of sales	6.3%	5.4%	3.3%			6.1%	4.2%	2.4%
Non-Cash Adjustments
Depreciation and amortization	9,400	9,400	5,764	—	0.17	15,539	15,539	9,292	—	0.26
Stock-based compensation expense	1,643	1,643	1,007	—	0.03	3,150	3,150	1,884	—	0.05
Total adjustments	11,043	11,043	6,771	—	0.20	18,689	18,689	11,176	—	0.31
Adusted Cash EPS	$30,627	$27,948	$17,173	34,215,320	$0.50	$55,429	$43,856	$25,798	35,486,637	$0.73

	Fifty-Two Weeks Ended					Fifty-Three Weeks Ended
	January 28, 2014					February 3, 2015
	Income	Income		Diluted		Income	Income		Diluted
	From	Before In-	Net	Weighted	Diluted	From	Before In-	Net	Weighted	Diluted
	Operations	come Taxes	Income	Shares	EPS*	Operations	come Taxes	Income	Shares	EPS*
As Reported	$96,946	$86,082	$52,924	34,131,456	$1.55	$97,698	$73,486	$44,251	34,811,076	$1.27
% of sales	8.0%	7.1%	4.3%			5.4%	4.1%	2.5%
Adjustments
Acquisition-related costs (1)	1,736	1,736	1,065	—	0.03	30,113	30,113	18,248	—	0.52
Secondary offering costs (2)	—	—	—	—	—	563	563	563	—	0.02
ERP system implementation costs (3)	3,966	3,966	2,432	—	0.07	7,736	7,736	4,688	—	0.13
Impairment charges(4)	426	426	261		0.01	937	937	568		0.02
Other (5)	—	—	—	—	—	1,407	3,695	2,239	—	0.06
Total adjustments	6,128	6,128	3,758	—	0.11	40,756	43,044	26,306	—	0.76
As Adjusted	$103,074	$92,210	$56,682	34,131,456	$1.66	$138,454	$116,530	$70,557	34,811,076	$2.03
% of sales	8.5%	7.6%	4.7%			7.7%	6.5%	3.9%
Non-Cash Adjustments
Depreciation and amortization	33,408	33,408	20,483	—	0.60	47,348	47,348	28,693	—	0.82
Stock-based compensation expense	4,846	4,846	2,971	—	0.09	8,122	8,122	4,922	—	0.14
Total adjustments	38,254	38,254	23,454	—	0.69	55,470	55,470	33,615	—	0.97
Adusted Cash EPS	$141,328	$130,464	$80,136	34,131,456	$2.35	$193,924	$172,000	$104,172	34,811,076	$2.99

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

(1) Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. On November 13, 2013, we acquired the equity interests of NE Mattress People, LLC (“Mattress People”), including five mattress specialty retail stores. On December 10, 2013, we acquired the assets and operations of Perfect Mattress of Wisconsin, LLC (“Perfect Mattress”), including 39 mattress specialty retail stores. On December 31, 2013, we acquired the assets and operations of two mattress specialty retail stores in Houston, Texas (“Mattress Expo”). On March 3, 2014, we acquired the assets and operations of Yotes, Inc. (“Yotes”), including 34 mattress specialty retail stores. On March 3, 2014, we acquired the Virginia assets and operations of Southern Max LLC (“Southern Max”), including 3 mattress specialty retail stores. On April 3, 2014, we acquired the outstanding partnership interests in Sleep Experts Partners, L.P. (“Sleep Experts”), including 55 mattress specialty retail stores. On June 4, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., including 67 mattress specialty retail stores, which operated Mattress King retail stores in Colorado and BedMart retail stores in Arizona. On September 8, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Best Mattress Co., Inc., related to the operation of 15 mattress specialty retail stores under the brand Mattress Discounters in Pennsylvania. On September 30, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Back to Bed Inc., M World Mattress LLC, MCStores LLC and TBE Orlando LLC, related to the operation of 131 mattress specialty retail stores under the brands Back to Bed and Bedding Experts in the Chicago metropolitan area and Mattress Barn in the Orlando metropolitan area. On October 20, 2014, we acquired 100% of the outstanding equity interests in The Sleep Train, Inc., related to the operation of 314 mattress specialty retail stores in California, Oregon, Washington, Nevada, Idaho and Hawaii. On January 6, 2015, we acquired substantially all of the mattress specialty retail assets and operations of Sleep America LLC (“Sleep America”), which operated approximately 45 Sleep America retail stores in Arizona. On January 13, 2015 we acquired substantially all of the mattress specialty retail assets and operations of Mattress World, Inc. (“Mattress World”), related to the operation of 4 mattress specialty retail stores under the brand Mattress World in Pennsylvania. Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. We incurred approximately $9.4 million and $1.3 million of acquisition-related costs during the fourteen weeks ended February 3, 2014 and the thirteen weeks ended January 28, 2014, respectively. We incurred approximately $30.1 million and $1.7 million of acquisition-related costs during the fifty-three weeks ended February 3, 2015 and the fifty-two weeks ended January 28, 2014 respectively.

(2) Reflects $0.6 million of costs borne by us in connection with a secondary offering of shares of common stock by certain of our selling shareholders which was completed in December 2014.  No offering proceeds were received by the Company.

(3) Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the fourteen weeks ended February 3, 2015 and the thirteen weeks ended January 28, 2014, we incurred approximately $2.7 million and $1.1 million, respectively, of ERP system implementation costs which includes $0.2 million and $0.6 million, respectively, of accelerated depreciation expense on our legacy ERP system. During the fifty-three weeks ended February 3, 2015 and the fifty-two weeks ended January 28, 2014, we incurred approximately $7.7 million and $4.0 million, respectively, of ERP system implementation costs which includes $0.4 million and $1.6 million, respectively, of accelerated depreciation expense on our legacy ERP system.

(4) Reflects a $0.9 million and $0.4 million impairment of store assets recorded during fiscal 2014 and fiscal 2013, respectively.

(5) Reflects $0.2 expensed legal fees relating to our February 2014 debt amendment and extension, $1.2 million of severance expense resulting from the Company’s realignment of its management structure at the beginning of the second fiscal quarter of fiscal 2014 and a $2.3 million loss on debt extinguishment recorded during fiscal 2014 related to the October 2014 termination of the 2012 Senior Credit Facility.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm Holding Corp.

With more than 2,200 company-operated and franchised stores across 40 states, Mattress Firm Holding Corp. (MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading bedding retailer with approximately $2.0 billion in 2014 sales pro forma for the Sleep Train and Back to Bed acquisitions, including franchise sales. MFRM, through its family of brands, including Mattress Firm, Sleep Train and Mattress Pro, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Sealy, Tempur-Pedic, Serta, Simmons, Stearns & Foster, and Hampton & Rhodes. More information is available at http://www.mattressfirm.com. MFRM’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Joanna Singleton, jsingleton@jacksonspalding.com, 214-269-4401

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